Exhibit 10.17

Confidential information redacted and filed separately with the Commission.

Omitted portions are indicated by [*]

FIRST AMENDMENT TO PRODUCT SUPPLY AGREEMENT

This is the first amendment to the Sealy Supply Agreement (the “Sealy Supply Agreement”) and is entered into with the intent that it become effective as of May 1, 2009 (the “Effective Date”), between Sealy Mattress Company (“Sealy”), an Ohio corporation with offices at One Office Parkway Trinity, North Carolina 27370, and Mattress Firm, Inc., a Delaware corporation (formerly known as MMA Company, Inc.) (“Retailer”) with offices at 5815 Gulf Freeway Houston, Texas 77023 (this docuent hereinafter will be referred to as “Amendment” or “First Amendment”).

WHEREAS, the parties acknowledge the existing supply agreement was executed earlier this year with an effective date of January 1, 2009, which only addresses the purchase and sale of Sealy branded product (the “2009 Supply Agreement” or “Sealy Supply Agreement”);

WHEREAS, the parties acknowledge that they are negotiating and will likely enter into a second agreement addressing the sale and purchase of certain Stearns & Foster product (“S&F Product”) to run concurrently with the existing Sealy Supply Agreement; and

WHEREAS, in the interim, the parties desire to amend the Sealy Supply Agreement to allow limited replacement of certain Sealy Products as described in the Sealy Supply Agreement with certain S&F Products as described below and to revise the volume rebate program;

NOW THEREFORE, Sealy and Retailer hereby agree as follows:

1.     TIMING

The parties agree that the effective date for this Amendment is May 1, 2009.

2.     AMENDMENT TO QUARTERLY PAYMENT OF ANNUAL VOLUME REBATE

The parties agree to amend Section 3.a. of the Sealy Supply Agreement in the following manner:

a.                                     If Retailer is within [*] or [*] % of its VR Target through combined purchases of Tier 1 and Tier 2 products, as adjusted for seasonality for each quarter, Sealy shall pay [*] the volume rebate payment due (referred to as “VR Quarterly Target”). For purposes of adjusting for seasonality for each quarter, the following percentages per quarter shall be used: Q 1 ([*]%), Q2 ( [*]%), Q3 ([*]%), Q4 ([*]%).

3.             AMENDMENT OF SEALY SKU’s ON THE FLOOR

The parties agree to amend Section 4 of the Sealy Supply Agreement in that Section 4 shall now state that “at all times during the term of this Agreement, the Retailer shall carry a minimum of [*] sku’s on the floor which may now be augmented with no more than [*] sku’s of what is currently known as S&F “core line” (or in future lines, no less expensive than $[*] and no more expensive than $ [*] S&F Product at retail in [*]). The parties agree that [*] for purposes of Volume Rebate Calculation purposes and shall accrue an [*] ([*]%) volume rebate.” All other terms of the Sealy sku’s requirement in Section 4 of the Sealy Supply Agreement shall remain unchanged.

Confidential Information Redacted

Moreover, in consideration for entering into the Amendment, Retailer agrees to abide by all brand image and dealer agreement terms applicable to any S&F Product carried by retailer under this Agreement. The parties will work in good faith with each other over the term of the Sealy Supply Agreement to manage the S&F sku’s pursuant to the term of this and any S&F supply agreement (to the degree one is executed between the parties. The parties also agree that the S&F purchases covered under this Amendment shall apply to the volume and aggregate targets set out in the Sealy Supply Agreement unless the parties agree in writing to the contrary in the S&F Supply Agreement or in another amendment to the Sealy Supply Agreement.

3.             FLOOR SAMPLES

The parties agree that the same terms under Section [*] (Floor Samples) shall apply to the [*] S&F replacement sku’s referred to in this Amendment.

4.             WAIVER

No waiver of any term or condition of this Amendment shall be effective or binding unless such waiver is in writing and is signed by the waiving party, nor shall this Amendment or the Sealy Supply Agreement be changed, modified, discharged or terminated other than in accordance with its terms, in whole or in part, except by a writing signed by both parties. Waiver by any party of any term, provision or condition of this Amendment or the Sealy Supply Agreement shall not be construed to be a waiver of any other term, provision or condition nor shall such waiver be deemed a subsequent waiver of the same term, provision or condition.

5.             NOTICES

In case of any material breach of this Amendment by any party hereto, the breaching party shall be given notice of the breach and be given thirty (30) days to cure such breach, except in the case of a failure to make a payment when due for which only five (5) days notice shall be required. If the breaching party fails to cure the breach within such notice period then the non-breaching party may within six months of the expiration of such notice period if the breaching party as not then cured such breach, give notice of the termination of this Amendment.

All notices and other communications under this Amendment must be delivered in writing and shall be deemed to have been given when (i) delivered by hand or (ii) one (1) day after deposit thereof for overnight delivery with a nationally recognized overnight delivery service (receipt requested) to the appropriate address as set forth below (or to such other address as a party may designate by notice to the other parties):

Retailer:	Mattress Firm
5815 Gulf Freeway
Houston, Texas 77023
Attention: President

Confidential Information Redacted

Sealy:	Sealy Mattress Company
One Office Parkway Trinity,
North Carolina 27261
Attention: President

IN WITNESS WHEREOF, each of the parties hereto have caused this First Amendment to the Sealy Supply Agreement to be duly executed by a properly authorized individual with full authority to execute this First Amendment on their behalf as of the date first written above.

SEALY MATTRESS COMPANY

By:	/s/ Larry Rogers	4/3/09

Chief Executive Officer

MATTRESS FIRM
(“Retailer”)

By:	/s/ Steve Stagner, President	3/30/09

Confidential Information Redacted